NEWS RELEASE
CONTACT
FOR IMMEDIATE RELEASE
 Chris Simpson

800-854-8357
investors@mackenziecapital.com

MacKenzie Realty Capital, Inc. Postpones 2023 Annual Meeting of Stockholders

MacKenzie’s Board of Directors Unanimously Recommends Stockholders Vote FOR All Proposals

Orinda, Calif., (October 26, 2023) – On October 26, 2023, MacKenzie Realty Capital, Inc. (“MacKenzie” or the “Company”),
announced it has postponed its 2023 annual meeting of stockholders (“Annual Meeting”) from October 27, 2023, to November 6, 2023, to allow additional time for stockholder voting and the solicitation of proxies.

The Annual Meeting will be held on November 6, 2023, at 11 am Pacific Time at the offices of MacKenzie located at 89 Davis Rd., Suite 100, Orinda, California 94563. There have been no changes to the proposals to be voted on at the Annual Meeting.

The Company has postponed the Annual Meeting to provide an opportunity for more stockholders to vote their shares in order to reach a quorum for the meeting; MacKenzie needs at least 50% of all shareholders to vote their shares.

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting will remain August 30, 2023. Proxies previously submitted will be voted at the postponed Annual Meeting unless properly revoked, and stockholders who have already submitted a proxy or otherwise voted do not need to take any action at this time.

About MacKenzie Realty Capital, Inc.
MacKenzie is a publicly registered non-traded REIT that is currently focused on investing in multifamily housing and office real estate properties located throughout the United States. Please visit our website at: http://www.mackenzierealty.com

For more information, please contact MacKenzie at (800) 854-8357.

This material does not constitute an offer to sell or a solicitation of an offer to buy MacKenzie Realty Capital, Inc.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations, or projections relating to items such as the timing of payment of dividends are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended June 30, 2022, as amended, and its other filings with the Securities and Exchange Commission. This release does not constitute an offer to purchase or sell Mackenzie securities; only the Offering Circular should be relied upon for any investment decision. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met.  A copy of the Offering Circular may be obtained on the SEC’s website:
https://www.sec.gov/Archives/edgar/data/1550913/000155091322000031/mrc253g2111022.htm.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 •
www.mackenzierealty.com